Exhibit 4.53

License Agreement

The License Agreement (hereinafter referred to as “the Agreement”) is made and entered into by and between the following parties on August 31, 2012:

(1) UTStarcom Holdings Corp., a company duly incorporated and validly existing under the laws of Cayman Islands law (hereinafter referred to as “UT Holdings”);

(2) UTStarcom Telecom Co., Ltd，a Limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China (for the purpose of the Agreement, “China” herein does not include Hong Kong Special Administrative Region (hereinafter referred to as “Hong Kong”), Macao Special Administrative Region and Taiwan) (hereinafter referred to as “HUTS”);

UT Holdings and HUTS are hereinafter individually and separately referred to as “UT”.

(3)UTStarcom Hong Kong Holding Limited., a company duly incorporated and validly existing under the laws of Hong Kong (hereinafter referred to as “UT Hong Kong”); and

(4)UTStarcom (China) Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of China (hereinafter referred to as “UTSC”).

UT Hong Kong and UTSC are hereinafter individually and separately referred to as “New Company”.

Unless otherwise specified herein, UT and new company are collectively referred to as “the Parties” and individually as “the party”

Whereas:

A. HUTS was founded in 1993 and UTSC was founded in 1996. Before the execution of the Agreement, HUTS and UTSC are the exclusively foreign-funded enterprises wholly owned by UT Holdings in China.

B. UT Holdings, UT Hong Kong and other interested parties have signed Master Reorganization Agreement Share and Asset Purchase Agreement (hereinafter referred to as “Master Agreement”) on July 27, 2012. Based on the Master Agreement, UT Holdings transfers all the stock rights of UT Hong Kong and UTSC to the management specified by UT Holdings. After the delivery of Master Agreement, UT Holdings will not hold the shares of UTSC and UT Hong Kong will become the sole shareholder of UTSC. In addition, UT Holdings, HUTS and its affiliates around the globe will not involve in relevant products and solutions business of IPTV and such business will be operated and managed continuously by UT Hong Kong and UTSC.

C. After the delivery of Master Agreement, UT agrees that New Company may continue to use the name of its original company in accordance with the Agreement and UT trademark.

D. After the delivery of Master Agreement, UT agrees to grant New Company with permission to use some technical secrets held by UT and New Company agrees to grant UT with permission to use come technical secrets held by New Company.

The parties agree as follows:

1. Company Name

1.1 The Parties agree and acknowledge that company name with words of “UT”, “UTStarcom” or “UT斯达康 (including simplified character and complex Chinese character)” (hereinafter referred to as “Company Name” ) is the name legally owned by UT. After the effective date of the Agreement, UT and New Company have the right to use Company Name and authorize its subsidiaries and affiliates to use Company Name. Either party will not pay expenses to the other party due to usage of Company Name. For the purpose of the Agreement, “Subsidiaries” and “Affiliates” of New Company are only limited to the subsidiaries or affiliates which are (i) established in China or Hong Kong; or (ii) involved in the related business (see Master Agreement for the definition).

1.2 The Parties further acknowledge that only New Company itself and its subsidiaries and affiliates established by New Company in China and Hong Kong have the right to use Company Name. New Company and such subsidiaries or affiliates have the right to use Company Name in China and Hong Kong within the field of all the lawful operation businesses in accordance with laws and regulations, namely subsidiaries and affiliates established by New Company outside China and Hong Kong have no right to use Company Name.

1.3 Where either party using Company Name requires the other party to provide supporting documents or authorization documents, such party shall issue such supporting documents or authorization documents in a timely manner.

1.4 The Parties agree and acknowledge that usage of Company Name by either party and its subsidiaries and affiliates shall not constitute an infringement of trade name of other parties.

1.5 Said New Company shall have the right to use Company Name within ten (10) years after the effective date of the Agreement. Should UT modify its company name at any time after the execution of the Agreement, New Company shall be the exclusive entity having right to continue to use Company Name.

2. Trademark License

2.1 UT agrees to authorize New Company to use trademark related to “UT”, “UTStarcom” or “UT斯达康 (including simplified character and complex Chinese character)” which are held and registered by UT or which are not registered but used as trademark (hereinafter referred to as “Trademark”) in accordance with terms and conditions of the Agreement, regardless that such trademark is reflected by words, graphics or the combination of words and graphics. New Company agrees to obtain the right to use UT trademark in accordance with terms and conditions of the Agreement.

2.2 The Parties further acknowledge that business scope of trademark license hereunder is limited to (1) “business” defined in the Master Agreement; for products and services in which such business is involved, New Company may use the Trademark around the globe; and (2) products and services in relation to wireless service conducted by New Company at the time of delivery and after delivery (including WiFi products, LTE/4G terminal equipment, mobile phones, etc.); with respect to such products and services, New Company may use the Trademark in China region. Notwithstanding the foregoing, New Company undertakes that it will not use Trademark in the products and services competing with UT products and services.

2.3 The period of trademark license hereunder shall be ten (10) years since the effective date of the Agreement. Before the expiry of trademark license, the Parties may conduct consultation as to extension of trademark license.

2.4 UT will not charge license fee for trademark license under the Agreement and it is unnecessary for New Company to pay consideration for trademark license under the Agreement.

2.5 Should UT waive the ownership of trademark at any time after the execution of the Agreement (no matter whether trademark license period is expired or not), New

Company shall be deemed as the exclusive entity having the right to continue to use the Trademark. For the purpose of this article, “Waive” means that UT Board of Directors definitely decide not to claim ownership of the Trademark and pay relevant expenses required for maintaining such ownership of trademark. Under such circumstance, UT shall give assistance in going through all the registration procedures for transfer of Trademark to New Company, including signing all the application documents. Under such circumstance, New Company shall not pay any consideration for the transfer of Trademark to New Company by UT.

3. Usage of Company Name and Trademark

3.1 When New Company uses Company Name and Trademark, it may use name, pattern, identification and abbreviation that contain words of “UTStarcom”,  “UTStarcom”, “UT”, “UT中国” in Chinese or English or in other languages and are expressed by any form or color. Notwithstanding the foregoing, New Company shall keep consistent with manifestation form (including but not limited to font and color) of Company Name and Trademark used by UI when using Company Name and Trademark for avoiding unnecessary confusion in the market.

3.2 New Company may use Company Name by any means in China and Hong Kong and use the Trademark in the products and services covered by “business” defined in Master Agreement by any means at any place around the globe and may also use the Trademark in the products and services in relation to wireless business defined in the above by any means in China region, including but not limited to its office location, exhibition, website, E-mail system, publicity materials, business card, media report, product and product packaging, bidding document and contract.

3.3 Either party shall use Company Name and Trademark legally and use all the reasonable commercial efforts to maintain business reputation in relation to Company Name and Trademark.

3.4 The Parties agree and acknowledge that unless otherwise specified by the Parties, either party has the right to continue to use publicity materials that such party has the right to use before the delivery of Master Agreement and relates to business operation within its own business scope specified by Master Agreement after the delivery of Master Agreement, including but not limited to picture, video, advertising copy, business and product description and company history description with the exception of usage of Company Name and Trademark specified herein.

4. Technology License

4.1 UT agrees to grant New Company with permission to use some technical secrets

(hereinafter referred to as “UT licensed technology”) that are held by UT and required by New Company for business operation. The scope of licensed technology shall be determined by the Parties, which is shown in the Attachment 1 of the Agreement.

4.2 New Company has the right to allow its subsidiaries and affiliates to use UT Licensed Technology. However, New Company shall not allow any other third party to use UT Licensed Technology without the prior written consent of UT.

4.3 UT technology license under the Agreement shall remain effective after all the stock rights, assets or businesses of New Company have been transferred to a third party, provided that such third party shall sign the Agreement and undertake New Company’s obligations hereunder. Notwithstanding the foregoing, should UT determine in good faith that such third party accepting the transfer of all the stock rights, assets or businesses of New Company (hereinafter referred to as “UT Competitor”) has business competition with UT, rights and obligations hereunder shall not be effective for UT Competitor because of such transfer and the Agreement shall be terminated automatically when such transfer becomes effective.

4.4 New Company agrees to grant UT with permission to use some technical secrets (hereinafter referred to as “Licensed Technology of New Company”) that are held by New Company and required by UT for its business operation. The Parties shall determine the scope of licensed technology, which is shown in the Attachment 2 of the Agreement.

4.5 UT has the right to allow its subsidiaries and affiliates to use Licensed Technology of New Company. However, UT shall not allow any other third party to use Licensed Technology of New Company without the prior written consent of New Company.

4.6 Technology license of New Company under the Agreement shall remain effective when all the stock rights, assets or businesses of UT are transferred to a third party, provided that such third party shall sign the Agreement and undertake UT’s obligations hereunder. Notwithstanding the foregoing, should New Company determine in good faith that such third party accepting the transfer of all the stock rights, assets or businesses of UT (hereinafter referred to as “New Company’s Competitor”) has business competition with New Company, rights and obligations hereunder shall not be effective for New Company’s Competitor because of such transfer and the Agreement shall be terminated automatically when such transfer becomes effective.

4.7 The Parties agree and acknowledge that intellectual property rights in relation to said licensed technology shall be exclusively owned by the party licensing such technology (hereinafter referred to as “Licensor”) no matter whether such licensed technology has patentability or is protected by copyright or not. Other proprietary technology or intellectual property rights that are developed by the Licensor after the execution of the Agreement and relate to licensed technology shall not belong to licensed technology and licensee shall not use such proprietary technology or intellectual property rights without the prior written consent of licensor.

4.8 Technology license granted to New Company by UT and granted to UT by New Company shall be permanent license.

4.9 Either party will not charge license fee for technology license hereunder.

4.10 The Parties agree and acknowledge that should the licensee improve and update the licensed technology, improved and updated technology shall be exclusively owned by the licensee no matter whether such improved and updated technology has patentability or is protected by copyright or not.

5. Representations and Warranties of the Parties

The party shall make the following representations and warranties jointly and severally to the other party:

5.1 It is a company duly incorporated and validly existing under the laws of its registration place and has the sufficient qualification, rights and power to sign the Agreement and perform the obligations hereunder;

5.2 It has obtained necessary and effective company authorization and approval required for signing the Agreement and performing the obligations hereunder;

5.3 Execution of the Agreement or performance of obligations hereunder will not violate its company organization documents or laws, regulations, rules, authorization or approval of government agencies or departments, nor in violation of or conflict with any provisions of contract or agreement signed by it; and

5.4 Its execution, delivery and performance of the Agreement shall be legal and effective and belong to legitimate behavior and has constituted the legal and effective obligations binding upon other parties. It shall have enforceability in accordance with terms and conditions of the Agreement.

6. Confidentiality

6.1       Parties hereto shall keep confidential, the Confidential Information of other party (as defined hereinafter), which is known or become available to such parties in performance of the Agreement, and shall neither use the Confidential Information other than for the purpose of the Agreement nor disclose it to any third party.

6.2       For the purpose of the Agreement, “Confidential Information” refers to all or any nondisclosure information in the possession of or controlled by the Information Owner, regardless of whether such information is in relation to the Disclosing Party’s management, business, personnel, finance or any other matter, or whether such information is of commercial value or identified as confidential. For the purpose of this Agreement, licensed technology or all information in connection therewith shall be confidential. Confidential Information may be recorded on papers or saved, protected or recorded digitally on computer disk, compact disc reader, compact disc, hard disk drive, software.

6.3       Any party shall not copy, disclose or disseminate by visible or written form or electronically any Confidential Information receipted for any reason (including those disclosed by other parties), from other parties.

6.4       The Parties hereto shall ensure that its employees undertake confidentiality obligations hereunder. In case of any breach of confidentiality obligations hereunder by employees of any party receiving Confidentiality Information, such party receiving Confidentiality Information shall assume compensation liability for any losses thereby incurred.

6.5       Confidentiality obligation of the Parties shall survive expiry of transitional period of confidentiality obligation for a period of ten (10) years from the expiry date of such transitional period.

7. Breach of the Agreement

7.1       Any direct or indirect breach of any articles herein, or nonperformance or delay in performance or insufficient performance of obligations hereunder by any party shall constitute breach of the Agreement. In such case, non-beaching party has the right to notify the breaching party in writing to remedy such breach and take sufficient, effective, timely measures within a period specified so as to minimize the impact of the breach.

7.2       The breaching party shall indemnify the non-breaching party for all direct economic losses and any expected indirect loss and additional cost thereby incurred, including but not limited to counsel fee, legal cost, arbitration expense, financial cost, traveling expense and otherwise.

8. Effectiveness and Term of the Agreement

8.1       The Agreement shall come into effect upon the date of signature by Authorized Representatives of the Parties hereto (“Effective Date”), and except as otherwise specified herein, terminate upon the expiry of term of licensing.

8.2       Notwithstanding the foregoing, non-breaching parties hereto have the right to terminate the Agreement immediately, if any party: (i) is in breach of the Agreement and fails to remedy such breach within the period specified in written requirement by non-breaching party; (ii) goes into voluntary bankruptcy or insolvency; (iii) has a receiving or administration order made against him; (iv) applies for, agrees on or acquiesces in appointment of bankruptcy trustee, liquidator or receiver; (v) takes any corporate action that results in any of the foregoing, whether subject to conditions or not.

9. Governing Laws and Settlement of Disputes

9.1       The formation, performance and interpretation of the Agreement shall be governed and construed by the laws of the People’s Republic of China.

9.2       Any dispute, controversy or claim arising out of or in connection with the Agreement, including the interpretation, breach, validity and termination of the Agreement shall be settled through consultation between the Parties. Such consultation shall commence immediately after one party has delivered to other parties a written requirement for such consultation. If the Parties fail to settle the dispute within thirty (30) days after the giving of such requirement, any party may submit the dispute for arbitration and notifies other parties.

9.3       The dispute shall be submitted to Hong Kong International Arbitration Center (“HKIAC”) for arbitration by one arbitrator. The Parties involved in the dispute shall designate such arbitrator or if such parties fail to do so, HKIAC secretary general shall make the designation.

9.4       The arbitration shall be conducted in accordance with HKIAC Administered Arbitration Rules then in force.

9.5       During arbitration, the Parties hereto shall in all other aspects continue their implementation of the Agreement.

9.6       The award shall be final and binding upon the Parties.

10. Miscellaneous

10.1    The Agreement shall be binding upon the Parties, successors and permitted assignees thereof. Without prior written consent of other parties, any party shall not assign any right and obligation hereunder to third party, except as otherwise specified herein.

10.2    Any amendment and supplementation may be made by the Parties through written agreement in writing. Any amendment agreement and supplementary agreement duly signed by the Parties, in connection the Agreement, are the integral part of the Agreement and have the same effect as the Agreement.

10.3    In case any article is wholly or partially unenforceable due to its violation of laws or regulations stipulated by the Government or otherwise, deletion of such article or part thereof will not affect the validity of remaining parts of such article or other articles hereof. The Parties shall cease from performance of such unenforceable article and amend such article based on actual event and circumstances so that such article is valid and enforceable regarding the same.

10.4 Except as otherwise specified herein, any failure to or delay in exercise by any party of any right, power or privilege hereunder shall not be deemed as a waiver of such right, power or privilege. Single or partial exercise of the same shall not affect the exercise of other rights, powers or privileges.

10.5    The Agreement is made in Chinese and signed in four (4) originals with each of equally binding force and each party shall keep one original.

IN WITNESS WHEREOF, the Agreement has been signed and delivered as of the day and year first above wrote by duly Authorized Representatives of the Parties.

UTStarcom Holdings Corp.

Signature:

Name: Xiaoping Li

Title: Director

UTStarcom Telecom Co., Ltd.

Signature:

Name: Xiaoping Li

Title: Director

UTStarcom Hong Kong Holding Limited.

Signature:

Name: Jack Lu

Title: CEO

UTStarcom (China) Co., Ltd.

Signature:

Name: Jack Lu

Title: CEO